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                                                                    EXHIBIT 99.5

                                                              December 7, 2004


UTi WORLDWIDE INC.
9 Columbus Centre, Pelican Drive
Road Town, Tortola
British Virgin Islands

BEAR, STEARNS & CO. INC.
383 Madison Avenue
New York, New York 10179

CREDIT SUISSE FIRST BOSTON LLC
Eleven Madison Avenue
New York, New York 10010-3629

Dear Sirs:

                  As an inducement to the Underwriters to execute the Underwriting Agreement (the "UNDERWRITING AGREEMENT"), pursuant to which a public offering (the "PUBLIC OFFERING") will be made by the underwriters named in schedule A thereto (the "UNDERWRITERS") of up to 6,620,000 ordinary shares, no par value per share (the "ORDINARY SHARES"), of UTi Worldwide Inc. (the "COMPANY"), which will be borrowed and sold by Bear, Stearns & Co. Inc. and Credit Suisse First Boston LLC, or their respective affiliates, the undersigned hereby agrees that from the date hereof and until 90 days after the date of the final prospectus supplement (the "SUPPLEMENT") relating to the Public Offering, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Ordinary Shares or securities convertible into or exchangeable or exercisable for any Ordinary Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares or such other securities, in cash or otherwise (any of the foregoing, a "TRANSFER"), or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Bear, Stearns & Co. Inc. and Credit Suisse First Boston LLC. In addition, the undersigned agrees that, without the prior written consent of Bear, Stearns & Co. Inc. and Credit Suisse First Boston LLC, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Supplement, make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for the Ordinary Shares. The foregoing shall not
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apply to (a) the sale or loan of any Ordinary Shares to the Underwriters pursuant to, or contemplated by, the Underwriting Agreement or the double print transaction contemplated in the Supplement, (b) transactions relating to Ordinary Shares or any other such securities acquired in open market transactions after the date hereof or (c) Transfers to any affiliate of the undersigned; provided, however, that any transferee pursuant to clause (c) hereunder agrees to be bound in writing by the restrictions set forth herein, to the same extent set forth herein and such Transfer must not involve a disposition for value. Any Ordinary Shares received upon exercise of options granted to the undersigned will also be subject to this Agreement.

                  In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Ordinary Shares or any other securities if such transfer would constitute a violation or breach of this Agreement.

                  This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. Capitalized terms used, but not otherwise defined herein, shall have the meanings assigned to such terms in the Underwriting Agreement.

                  This Agreement shall lapse and become null and void and shall terminate upon the earlier to occur of (i) the date the Plan of Merger is terminated for any reason or the date that the proposed transaction (including the Public Offering) is otherwise abandoned for any reason, (ii) December 22, 2004 unless the Plan of Merger is approved by the members (shareholders) of Uniserv by such date, (iii) December 22, 2004 unless the Operative Date (as defined in the Plan of Merger) has occurred by such date, (iv) the date that the Resolutive Condition (as defined in the Plan of Merger) is exercised, (v) January 3, 2005 if the Public Offering has not closed on or prior to such date and (vi) the termination of the Underwriting Agreement or the Registration Rights Agreement.


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                                             Very truly yours,


                                             /s/ Ian Whitecourt

                                             ...........................
                                             On behalf of PTR HOLDINGS INC.
                                             Name: Ian Whitecourt
                                             Title: Director


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